CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 42 to Registration Statement No. 2-60836 on Form N-1A of our reports dated May 26, 2011, relating to the financial statements and financial highlights of BlackRock Value Opportunities Fund, Inc. (the “Fund”) and Master Value Opportunities LLC appearing in the Annual Report on Form N-CSR of the Fund for the year ended March 31, 2011. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.
/s/ Deloitte & Touche
Princeton, New Jersey
July 21, 2011